Exhibit 10.2

REIMBURSEMENT AGREEMENT

This REIMBURSEMENT AGREEMENT (the “Agreement”) is made this 31st day of August, 2012, by and between MANHATTAN BANCORP, a California corporation and registered bank holding company, its wholly-owned subsidiary BANK OF MANHATTAN, NA, a banking association established under the laws of the United States, (hereinafter collectively referred to as “Manhattan”), and CCFW, Inc., a California corporation (hereinafter referred to as “CCFW”).

Recitals

WHEREAS, Manhattan presently owns and operates a commercial bank and certain other non-bank subsidiary entities in California;

WHEREAS, CCFW provides consulting services to banking entities throughout California;

WHEREAS, CCFW and Manhattan are affiliates for purposes of the Federal Reserve System’s Regulation W, as a result of the control ownership interest in each of CCFW and Manhattan held by Carpenter Fund Manager GP, LLC, a registered bank holding company;

WHEREAS, Manhattan requires various services, which may include but are not limited to managerial assistance, financial analysis and reporting and similar services;

WHEREAS, CCFW is willing and able to provide such services to Manhattan;

WHEREAS, it is the desire of CCFW and Manhattan to confirm by written agreement Manhattan’s engagement of CCFW to perform for Manhattan certain functions and incur certain expenses in the specified areas and to consult with the Board of Directors and the officers of Manhattan and with the administrative staff in the areas designated and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, CCFW and Manhattan (collectively referred to hereinafter as “the parties”) agree as follows:

1.                                      Provision of Services by CCFW

(a)                                 Description of Services

Upon request by Manhattan, CCFW shall furnish Manhattan with services including, but not necessarily limited to:

(i)                                     Managerial services provided by CCFW representatives to Manhattan;

(ii)                                  Financial analysis and reporting services provided by CCFW representatives to Manhattan; and

(iii)                               Other services as may be agreed upon by the parties.

(b)                                 Acting on Behalf of Manhattan

From time to time, CCFW may deem it advisable and CCFW is authorized to enter into agreements with other persons, companies, or firms in order to properly perform the duties and obligations required of CCFW under this Agreement with respect to the services to be provided as set forth herein.  With regard to any such agreements, CCFW shall be the exclusive agent of Manhattan for the purpose of negotiating the terms and conditions of said agreements provided, however, that CCFW shall not enter into any such agreement on behalf of Manhattan unless the principal terms of such agreement have been approved by the Board of Directors of Manhattan.

(c)                                  Delivery of Services

CCFW shall furnish services to Manhattan under this Agreement with personnel employed or selected by CCFW and who are acceptable to Manhattan.

CCFW shall give the same care to Manhattan’s work as it gives to its own work.  However, CCFW does not warrant the work free of error, and shall be liable only for its own gross negligence or willful misconduct.

(d)                                 Oversight

All services provided to Manhattan pursuant hereto are subject to oversight and review by the Manhattan Board of Directors, and CCFW shall cause the provision of such services to be coordinated with appropriate Manhattan management personnel.

2.                                      Fees, Costs and Compensation

(a)                                 Written Description

At the outset of each engagement by Manhattan of CCFW pursuant to this Agreement, the parties shall agree in writing on the scope of the services to be delivered, the overall rate of reimbursement to be paid by Manhattan to CCFW for the services, and any other arrangements specific to that engagement.

(b)                                 Payment of Fees for Services

Manhattan shall reimburse CCFW for services performed under this Agreement in such amounts as shall be agreed upon by the parties, which amounts shall not exceed the fair market value of the provided services, or, if the fair market value cannot be determined without unreasonable expense or effort, the cost of the provided services plus a commercially reasonable profit.

(b)                                 Reimbursement of Costs

Manhattan shall reimburse CCFW for all costs incurred by CCFW on behalf of and for the benefit of Manhattan in connection with the provision of services hereunder.  Costs include, but are not limited to, payments made to third parties by CCFW for services.  Costs also include CCFW’s out-of-pocket expenses and reasonable compensation for the services of CCFW representatives providing services to Manhattan hereunder.

(c)                                  Billing and Payment

CCFW shall provide Manhattan with a statement not later than five business days following the end of each calendar month which sets forth (1) a summary of the services rendered and related fees incurred during that month, (2) identification of CCFW personnel providing services stating tasks performed and time spent recorded in increments of hours, half days or full days, and (3) a detailed listing of all costs incurred during that month, for which payment is requested.

Manhattan shall pay CCFW not later than the 15th day of each calendar month for all fees and costs incurred by CCFW on behalf of Manhattan and billed pursuant to Sections 2(a), 2(b) and 2(c) above.

3.                                      Consultant Status

CCFW shall render services hereunder as a consultant and nothing in this Agreement shall be construed to characterize CCFW or its representatives as employees of Manhattan.

4.                                      Term of Agreement

This Agreement shall be for a term of one (1) year from the date first set forth above, subject to earlier termination as provided in Section 5 of this Agreement.  This Agreement shall automatically be renewed and extended for a one (1) year period upon the expiration of the initial one (1) year term and upon the expiration of any succeeding one (1) year term, unless either party notifies the other in writing not less than thirty (30) days prior to such expiration of its intention not to renew or extend this Agreement.

5.                                      Early Termination

Either party may terminate this Agreement at any time upon thirty (30) days’ prior written notice to the other party.

6.                                      Indemnification

In consideration of the services to be rendered by CCFW and the fees to be paid by Manhattan hereunder, CCFW and Manhattan hereby agree to indemnify and save each other harmless from and against any and all claims, demands, actions, proceedings, judgments, losses, damages, counsel fees, payments, expenses and liabilities whatsoever which CCFW or Manhattan at any time may sustain or incur by reason of the willful misconduct or negligence of personnel assigned by CCFW or Manhattan, respectively, to perform this Agreement.  In this connection, CCFW and Manhattan agree to notify the other party promptly of any event which either party reasonably believes may give rise to a claim by CCFW or Manhattan pursuant to the foregoing indemnity and, upon demand by CCFW or Manhattan, to defend against any such claim in the place and on behalf of CCFW or Manhattan, respectively.

7.                                      Assignment

This Agreement shall not be assigned or transferred by either party without the prior written consent of the other party.

8.                                      Arbitration

Any controversy or claim arising out of or relating to the compensation to be paid by Manhattan for the services rendered by CCFW pursuant to the terms of this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  Either party to this Agreement may submit to arbitration any controversy or claim.

9.                                      Applicable Laws and Regulations

The services performed under this Agreement by CCFW will be subject to the regulations and examination of the federal or state agencies having supervisory jurisdiction over CCFW and Manhattan to the same extent as if such services were being performed solely by Manhattan on its own premises.  The provisions of this Agreement are subject to the approval, modification, regulation or ruling of any governmental agency having jurisdiction over CCFW, Manhattan or their affiliates.

This Agreement shall be binding on and shall be to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns, and shall be governed by the laws of the State of California.  This Agreement may be amended or modified only by a writing executed by the parties hereto.  If any provision of this Agreement is adjudged unlawful by any court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect.  Further, if any part of this Agreement is adjudged invalid by a court of competent jurisdiction, such determination shall have no effect whatsoever on the amount or amounts of compensation to be paid to CCFW pursuant to the terms of this Agreement.

10.                               Accounting

Upon termination or expiration of this Agreement, CCFW and Manhattan shall do all things necessary to effect a final and complete accounting under this Agreement, and Manhattan shall promptly thereafter pay to CCFW any amount due to CCFW under the terms of this Agreement.

11.                               Confidentiality

CCFW will hold in confidence all information relating to Manhattan’s assets, liabilities, business or affairs, or those of any of its affiliates, which is received by CCFW in the course of rendering the services hereunder.  CCFW will make the same effort to safeguard such information as it does to protect its own proprietary data.  CCFW will not use any proprietary information regarding Manhattan for its own benefit or that of any affiliate, and all confidential information obtained during the term of this Agreement will be returned to Manhattan upon its termination.

12.                               Headings

The headings or titles of the several sections hereof shall be solely for convenience of reference and shall not affect the meaning, construction or effect of this Agreement.

13.                               Counterpart Signatures

This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

MANHATTAN BANCORP		BANK OF MANHATTAN, NA

	/s/ Terry Robinson		/s/ Terry Robinson
By:	Terry Robinson	By:	Terry Robinson
Its:	President and CEO	Its:	Chief Executive Officer

CCFW, Inc.

/s/ John D. Flemming
By:	John D. Flemming
Its:	President